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As filed with the Securities and Exchange Commission on July 23, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Franklin Financial Services Corporation ________________ (Exact name of registrant as specified in its charter)
Pennsylvania	25-1440803

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
20 South Main Street Chambersburg, Pennsylvania 17201-0819 ________________ (Address and zip code of Principal Executive Offices)
Franklin Financial Services Corporation Employee Stock Purchase Plan of 2004 ________________ (Full title of the plan)
Elaine G. Meyers Chief Financial Officer Franklin Financial Services Corporation 20 South Main Street Chambersburg, Pennsylvania 17201-0819 ________________ (Name and Address of agent for service)
(717) 264-6116 ________________ (Telephone number, including area code, of agent for service)
Copies to: Clinton W. Kemp, Esquire Stevens & Lee, P.C. P.O. Box 1594 25 North Queen Street Suite 602 Lancaster, Pennsylvania 17608-1594 (717) 399-6623

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, $1.00 par value	200,000(2)	$12.13(3)	$5,026,000	$636.79

(1)
Pursuant to Rule 416, this Registration Statement covers, in addition to the number of shares stated herein, an indeterminate number of shares which may be subject to grant or otherwise issuable by reason of stock splits, stock dividends, or similar transactions.

(2)
Based on the maximum number of shares of the registrant's common stock, $1.00 par value per share, authorized for issuance under the Plan set forth above.

(3)
Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the registrant's common stock on July 21, 2004.

PART II

Item 3. Incorporation of Documents by Reference.

        In this Registration Statement, "we," "us," and "our" refer to Franklin Financial Services Corporation.

        The following documents filed with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement and made a part hereof:

  (a)
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  (b)
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

  (c)
  our Current Reports on Form 8-K filed with the SEC on January 28, 2004 (dated January 28, 2004), April 12, 2004 (dated April 8, 2004), April 29, 2004 (dated April 26, 2004), and July 14, 2004 (dated July 9, 2004); and

  (d)
  all other documents filed by us after the date of this Registration Statement under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

        Our authorized capital stock consists of 15,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of no par value stock, which may be issued in one or more classes or series as common or preferred stock possessing such terms as determined by our board of directors. As of March 31, 2004, there were 3,366,102 shares of our common stock outstanding (as adjusted to reflect a 5-for-4 stock split in the form of a 25% stock dividend paid on June 28, 2004) and no shares of our no par value stock outstanding. There are no other shares of capital stock authorized, issued, or outstanding.

Common Stock

        The holders of our common stock share ratably in dividends when and if declared by our board of directors from legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by our subsidiary, Farmers and Merchants Trust Company of Chambersburg, which is our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiary. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of the subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

        Except as provided in any resolution adopted by our board of directors establishing the terms of any class or series of no par stock, each outstanding share of our common stock is entitled to one vote on all matters presented to our shareholders. Our shareholders cannot cumulate votes in the election of directors.

        Our articles of incorporation authorize our board of directors to issue authorized shares of our common stock without shareholder approval. The holders of our common stock have no preemptive rights to acquire any additional shares of our common stock. Our common stock is presently included for quotation on the OTC Bulletin Board.

        In the event of our liquidation, dissolution, or winding-up, whether voluntary or involuntary, holders of our common stock share ratably in any of our assets or funds that are available for distribution to shareholders after the satisfaction of our liabilities or after adequate provision is made for the payment of such liabilities.

Amendment of Articles or Bylaws

        Unless our board of directors has previously approved an amendment to our articles of incorporation, any amendment to our articles of incorporation must be approved by the holders of two-thirds of the outstanding shares entitled to vote. If the amendment was previously approved by our board of directors, then only the affirmative vote of the holders of a majority of the outstanding shares entitled to vote is necessary to approve the amendment.

        Our board of directors has the power to amend our bylaws, subject to the right of our shareholders to amend, repeal, or alter any provision of the bylaws by an affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote.

Antitakeover Provisions

        Certain provisions of our articles of incorporation may have the effect of deterring an unsolicited tender offer for our stock or a proxy contest to obtain control of the board of directors. Certain of these provisions are summarized below.

        Our articles of incorporation provide that the affirmative vote of holders of two-thirds of the outstanding shares entitled to vote is required to approve any merger, consolidation, or dissolution, unless such action was approved in advance by our board of directors. If our board of directors approved such action in advance, then the affirmative vote of the holders of only a majority of the outstanding shares entitled to vote is required to approve any merger, consolidation, or dissolution.

        Our articles of incorporation provide that if any person or corporation acquires beneficial ownership of 50% or more of our outstanding common stock, then we will within 30 days offer in writing to redeem all or any shares of our common stock held by any shareholder, except the person or corporation that acquired 50% or more of our outstanding common stock, at a price equal to the greatest of:

  (1)
  the highest price paid by that person for any share of our common stock during the 12 month period preceding the date of such redemption offer;

  (2)
  the highest market price for our common stock on any trading day during the 12 month period preceding the date of the redemption offer; or

  (3)
  the book value per share of our common stock as reported in its statement of condition for the quarterly period immediately preceding the date of the redemption offer.

        We are not required to make a redemption offer if our board of directors approves the acquisition of 50% or more of our outstanding common stock prior to that person or corporation acquiring beneficial ownership of 5% or more of our outstanding common stock.

        In addition, in determining whether to oppose any tender offer for our outstanding stock, our board of directors may consider the effect of such offer on our employees, customers and depositors and the communities we serve.

Staggered Board

        Our bylaws provide that our board of directors is divided into three classes, with one class of directors elected each year. Accordingly, any person who desires to acquire control of our board of directors through a proxy contest must wait two years to elect a majority of the directors.

Pennsylvania Corporate Law Provisions

        The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to us that may have the effect of impeding a change in control. These provisions, among other things:

  •
  require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

  •
  prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power;

  •
  provide that our board of directors can consider the effects of a transaction on employees and the communities we serve as well as our shareholders in determining whether a certain action is in the best interests of the corporation;

  •
  provide that our board of directors need not consider the interests of any particular group as dominant or controlling;

  •
  provide that our directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

  •
  provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

  •
  provide that the fiduciary duty of our directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

        The Pennsylvania Business Corporation Law of 1988 explicitly provides that the fiduciary duty of directors does not require directors to:

  •
  redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

  •
  render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

  •
  act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

        One effect of these provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business

Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

        We opted out of coverage by the "short-term profits disgorgement" and "control-share acquisition" statutes included in the Pennsylvania Business Corporation Law, as permitted by the legislation. As a result of our decision to opt-out of these provisions, neither the "short-term disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of us, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. We can reverse this action, and thereby cause the "short-term disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of us, by means of an amendment to our bylaws, which could be adopted by our board of directors, without shareholder approval.

Item 5. Interest of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness.

        Our bylaws provide for (1) indemnification of our directors, officers, employees, and agents and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

        Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        Exhibits:

Number	Description
5.1	Opinion and consent of Stevens & Lee.
23.1	Consent of Beard Miller Company LLP.
23.2	Consent of Stevens & Lee (Included in Exhibit 5.1.)
24.1	Powers of Attorney of Directors and Officers (Included on signature page.)
99.1	Franklin Financial Services Corporation Employee Stock Purchase Plan of 2004 (Incorporated by reference to Exhibit B to Franklin Financial Services Corporation's definitive proxy statement dated March 26, 2004.)

        Item 9. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chambersburg, Pennsylvania, on July 8, 2004.

FRANKLIN FINANCIAL SERVICES CORPORATION
By:	/s/ William E. Snell, Jr. William E. Snell, Jr., President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Snell, Jr. or Theodore D. McDowell, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles M. Sioberg Charles M. Sioberg	Chairman of the Board and Director	July 8, 2004
/s/ William E. Snell, Jr. William E. Snell, Jr.	President, Chief Executive Officer and Director	July 8, 2004
Charles S. Bender II	Director	July , 2004
/s/ G. Warren Elliott G. Warren Elliott	Director	July 8, 2004
/s/ Donald A. Fry Donald A. Fry	Director	July 8, 2004
/s/ Dennis W. Good, Jr. Dennis W. Good, Jr.	Director	July 8, 2004

/s/ Allan E. Jennings, Jr. Allan E. Jennings, Jr.	Director	July 8, 2004
/s/ H. Huber McCleary H. Huber McCleary	Director	July 8, 2004
/s/ Jeryl C. Miller Jeryl C. Miller	Director	July 8, 2004
/s/ Stephen E. Patterson Stephen E. Patterson	Director	July 8, 2004
/s/ Kurt E. Suter Kurt E. Suter	Director	July 8, 2004
/s/ Martha B. Walker Martha B. Walker	Director	July 8, 2004
/s/ Elaine G. Meyers Elaine G. Meyers	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	July 8, 2004

EXHIBIT INDEX

Number	Description
5.1	Opinion and consent of Stevens & Lee.
23.1	Consent of Beard Miller Company LLP.
23.2	Consent of Stevens & Lee (Included in Exhibit 5.1.)
24.1	Powers of Attorney of Directors and Officers (Included on signature page.)
99.1	Franklin Financial Services Corporation Employee Stock Purchase Plan of 2004 (Incorporated by reference to Exhibit B to Franklin Financial Services Corporation's definitive proxy statement dated March 26, 2004.)

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PART II
SIGNATURES
EXHIBIT INDEX